Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BlueCity Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333- 249899) on Form S-8 of BlueCity Holdings Limited of our report dated April 29, 2021, with respect to the consolidated balance sheets of BlueCity Holdings Limited as of December 31, 2019 and 2020, the related consolidated statements of comprehensive income, changes in shareholders’ equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of BlueCity Holdings Limited.

/s/ KPMG Huazhen LLP

Beijing, China
April 29, 2021